Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Reports First Quarter 2011 Financial Results

ORLANDO, FLA. – May 6, 2011 – Rotech Healthcare Inc. (OTCBB: ROHI.OB) (the “Company”) today announced financial results for the first quarter ended March 31, 2011.

Highlights for the first quarter ended March 31, 2011 include:

CAPITAL STRUCTURE

•

We completed a refinancing of our former Senior Subordinated Notes due 2012 in March 2011 with the issuance of $290.0 million in aggregate principal amount of Senior Second Lien Notes. Along with the October 2010 offering of $230.0 million in Senior Secured Notes to refinance our former payment-in-kind term loan facility, we have now addressed our short-term debt maturities until 2015 and 2018, the respective maturity dates of our Senior Secured Notes and our Senior Second Lien Notes.

GROWTH

•	As of March 31, 2011 revenue generating patients (including patients from equipment and asset purchases) in the core product lines of oxygen and CPAP grew 13.6% compared to March 31, 2010.

ADJUSTED EBITDA 1

•	Adjusted EBITDA increased 13% to $28.3 million for the three months ended March 31, 2011 from $25.2 million for the three months ended March 31, 2010.

•	The Company’s ratio of net debt to last twelve months Adjusted EBITDA decreased to 4.0 times at March 31, 2011 compared to 4.8 times at March 31, 2010.

“In comparing first quarter of 2011 with that of 2010, we are pleased to report improvement in profitability with increases in gross profit and adjusted EBITDA percentages, as well as reductions in SG&A percentage,” said Philip Carter, President and Chief Executive Officer. “This was in spite of a $3.7 million decline in Medicare reimbursements and other non-patient service revenue,” added Mr. Carter.

[1]	See accompanying tables for reconciliation to net earnings (loss).

About Rotech Healthcare Inc.

Rotech Healthcare Inc. is one of the largest providers of home medical equipment and related products and services in the United States, with a comprehensive offering of respiratory therapy and durable home medical equipment and related services. The Company provides home medical equipment and related products and services principally to older patients with breathing disorders, such as chronic obstructive pulmonary diseases (COPD), which include chronic bronchitis, emphysema, obstructive sleep apnea and other cardiopulmonary disorders. The Company provides equipment and services in 48 states through approximately 425 operating locations located primarily in non-urban markets.

Forward-Looking Statements

This press release contains certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of section 21E of the Securities Exchange Act of 1934, as amended, and section 27A of the Securities Act of 1933, as amended. These forward-looking statements include all statements regarding the intent, belief or current expectations regarding matters discussed in this press release and all statements which are not statements of historical fact. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated or implied in this press release. The following are some but not all of such risks, uncertainties, contingencies, assumptions and other factors, many of which are beyond the control of the Company, that could cause results, performance or achievements to differ materially from those anticipated: general economic, financial and business conditions; our ability to successfully transition and retain patients associated with equipment and asset purchases; setting of new reimbursement rates and other changes in reimbursement policies, the timing of reimbursements and other legislative initiatives aimed at reducing health care costs associated with Medicare and Medicaid; issues relating to reimbursement by government and third-party payors for the Company’s products and services generally; the impact of competitive bidding on Medicare volume in the impacted competitive bidding areas; the costs associated with government regulation of the health care industry; health care reform and the effect of changes in federal and state health care regulations generally; whether the Company will be subject to additional regulatory restrictions or penalties; issues relating to our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; compliance with federal and state regulatory agencies, as well as accreditation standards and confidentiality requirements with respect to patient information; the effects of competitions, industry consolidation and referral sources; recruiting, hiring and retaining qualified employees and directors; compliance with various settlement agreements and corporate compliance programs; the costs and effects of legal proceedings; the Company’s ability to meet our working capital, capital expenditures and other liquidity needs; our ability to maintain compliance with the covenants contained in our indentures for our senior secured notes and our senior second lien notes; our ability to maintain current levels of collectibility on our accounts receivable; and other factors as described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Tables to Follow

Descriptions of Adjusted EBITDA and reconciliations to our GAAP results are included in the tables and notes attached to this press release.

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

UNAUDITED

Schedule 1

Condensed Consolidated Statements of Operations

	Three months ended March 31,
	2011	2010
Net revenues	$121.5	$123.4
Costs and expenses:
Cost of net revenues	39.1	40.8
Selling, general and administrative	62.6	66.5
Provision for doubtful accounts	5.2	9.3
Depreciation and amortization	2.4	2.0

Total costs and expenses	109.3	118.6

Operating income	12.2	4.8
Other expense (income):
Interest expense, net	14.6	11.1
Other (income) expense , net	(0.9)	0.1
Loss on extinguishment of debt	1.2	—

Total other expense	14.9	11.2

Loss before income taxes	(2.7)	(6.4)
Income tax (benefit) expense	—	0.1

Net loss	(2.7)	(6.5)
Accrued dividends on convertible redeemable preferred stock	0.1	0.1

Net loss attributable to common stockholders	$(2.8)	$(6.6)

Net loss per common share:
Basic and Diluted	$(0.11)	$(0.26)

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

UNAUDITED

Schedule 2

Reconciliations of Net Earnings (Loss) to Adjusted EBITDA

Use of Non-GAAP Measures

We present Adjusted EBITDA as a supplemental measure of our performance that is not required by, or presented in accordance with, generally accepted accounting principles (GAAP) in the United States of America. We define Adjusted EBITDA as net earnings (loss) adjusted for (i) income tax (benefit) expense, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items, consistent with definitions provided under our former senior facility, that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. We believe Adjusted EBITDA assists investors and securities analysts in comparing our performance across reporting periods on a consistent basis by excluding certain items, consistent with definitions provided under our former senior facility, that we do not believe are indicative of our core operating performance. However, there may be additional items which are non-recurring as set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations as set forth in our annual and quarterly filings with the Securities and Exchange Commission. We use Adjusted EBITDA to evaluate the effectiveness of our business strategies. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

	For the three months ended March 31,
(dollars in millions)	2011	2010
Adjusted EBITDA(1)
Net loss	$(2.7)	$(6.5)
Income tax (benefit) expense	—	0.2
Interest expense	14.7	11.2
Depreciation and amortization, including patient service equipment depreciation	15.1	15.1
Adjustments to EBITDA:
Accounts receivable adjustments (A)	—	5.0
Loss on extinguishment of debt (B)	1.2	—
Restructuring expense(C)	—	0.1
Non-cash equity-based compensation expense	—	0.1
Other adjustments (D)	—	—

Adjusted EBITDA (1)	$28.3	$25.2

(1)	Non-GAAP Measure
(A)

Accounts receivable adjustments associated with specific collection issues that are not considered indicative of our ongoing operating performance. During 2009, we transitioned all patient-related collection activities to a third-party vendor. We experienced extended delays and implementation issues associated with this transition. During the three months ended March 31, 2010, we completed the initial collection phases associated with the early patient balances most impacted by these transition issues and have determined that an additional provision for doubtful accounts in the amount of $5.0 million was required to allow for a lower percentage of collection on patient receivables resulting from these transition issues. Management believes that these transition issues have been fully resolved and the increased provision for doubtful accounts recorded during the three months ended March 31, 2010 is not indicative of expected future rates of patient collections.

(B)	We refinanced our Senior Subordinated Notes due 2012, and recorded a $1.2 million loss on extinguishment of debt related to unamortized debt issuance costs.
(C)	Restructuring expense generally consists of severance costs.
(D)	Other adjustments not considered indicative of our ongoing operating performance.

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

UNAUDITED

Schedule 3

Selected Balance Sheet Data

	March 31, 2011	December 31, 2010
Cash and cash equivalents	$44.4	$63.0
Accounts receivable, net	77.6	68.0
Total current assets	143.0	147.1
Total assets	296.2	291.1
Total current liabilities	66.4	56.6
Long-term debt, less current portion	508.9	510.9
Total stockholders’ deficiency	(285.4)	(282.7)
Total liabilities and stockholders’ deficiency	296.2	291.1

Selected Cash Flow Data

	For the three months ended March 31,
	2011	2010
Net cash provided by operating activities	$3.0	$11.3
Net cash used in investing activities	(11.5)	(11.2)
Net cash used in financing activities	(10.2)	(0.3)